EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACTS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON REPORTS RECORD FIRST QUARTER EARNINGS
 OF $.62 PER SHARE—UP 48%

Exceptional Topline Growth—First Quarter Sales Up 19%;
Local Currency Sales Increase 14%

Company Raises Full-Year Outlook—Now Sees
Earnings in the Range of $3.30 per Share

NEW YORK, N.Y., April 29, 2004 – Avon Products, Inc. (NYSE:AVP) today reported earnings for the first quarter of 2004 of $.62 per share, up 48% from last year’s first-quarter earnings of $.42 per share. The company also raised its outlook for the full year, with 2004 earnings now projected to be in the range of $3.30 per share, up from its previous guidance of $3.18-$3.20 per share.

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     Sales in the first quarter grew 19% to $1.75 billion, versus $1.47 billion in the 2003 period, driven by double-digit volume growth and 23% growth in sales of Beauty products. Sales in local currencies were 14% higher, accelerating from 9% growth in the fourth quarter of 2003. Total units rose 12% and active Representatives increased 9%, with all regions contributing to the gains in each measure.

     Operating profit rose 40% in the quarter and operating margin improved 190 basis points from the prior-year quarter to 12.9%. Gross margin expanded 150 basis points. Net income in the quarter was $148.1 million, compared with $98.9 million in last year’s first quarter. The prior year’s results included pretax expenses of approximately $18 million, or $.05 per share after tax, to reposition the company’s beComing brand from retail to direct selling distribution.

     In the quarter, net cash used by operations was $27.6 million favorable year over year, primarily as a result of higher net income and strong working capital management, despite incremental year-over-year payments related to tax audit settlements and pension plan contributions of $69 million and $19 million, respectively.

     Commenting on the company’s first-quarter performance, Andrea Jung, Avon’s chairman and chief executive officer said, “These exceptional results reflect the combined leverage of our growth and Business Transformation strategies, as well as the continuing strength of our geographic portfolio.”

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     “Extraordinary performances in our European and Latin American operations, and to a lesser degree favorable foreign exchange, drove our overachievement in the quarter. European results continue to benefit from Russia’s stellar performance, and the region’s exceptional operating margin gain again reflects the ongoing strength of our Business Transformation initiatives. Latin America delivered excellent results on broad-based strength across the region, and we are particularly pleased with the recovery of unit growth in Brazil, one of our larger markets in that region. Our U.S. business achieved 7% sales growth, as expected, and is on track to deliver our projected full-year sales growth in the mid-single digits. And Asia Pacific had a strong start to the year with China again contributing substantially to the region’s growth,” Ms. Jung said.

     Avon said that for the second quarter it expects continued healthy double-digit growth in local-currency sales with one-to-two points of positive foreign exchange impact as the favorable year-over-year currency benefits experienced in recent quarters begin to subside. Second quarter volume growth is expected to be similar to that of the first quarter, with solid gains projected in all regions. Operating profit is forecast to increase in the mid-teens range, and earnings are projected to be in the range of $.85 per share.

      In commenting on the full-year outlook Ms. Jung said, “As we move solidly into 2004, we are very confident that this year will reflect the true impact of Avon’s transformation taking hold. Given everything we know at this moment, including the strength across all business indicators as a result of the implementation of our strategic initiatives, I am very pleased that we are able to raise our expectations for full-year earnings. We now expect 2004 earnings to be in the range of $3.30 per share, compared with 2003 earnings of $2.78 per share,” Ms. Jung said.

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Regional Highlights

     Avon said that the U.S., its largest market, delivered strong first-quarter sales growth of 7%. Beauty sales were 8% higher versus the year-ago period, due primarily to a very strong performance in the skin care category and the new Mark line of products for young women. Units increased 3% and active Representatives rose 2%. As expected, operating profit declined 7% and operating margin was 16.4%, 270 basis points lower than 2003’s first quarter, due primarily to a planned, large-scale non–Beauty inventory clearance event in the quarter. U.S. operating margin remains on track to expand for the balance of the year.

     Europe continued its outstanding growth, with first quarter sales increasing 38% and local currency sales increasing 24%. Units rose 20% and Representatives were up 18% versus a year ago. Operating profit increased 84%, and operating margin improved 480 basis points to 19.2%. Results were again driven in large part by the continuing tremendous growth of Russia, which recorded a sales gain of nearly 90% in the quarter (over 70% in local currency). The U.K. contributed with first-quarter sales growth of 27% (10% in local currency) due in part to its very successful launch of the company’s blockbuster Anew Clinical Wrinkle and Line Corrector. Results also benefited from strong growth in the company's recently consolidated business in Turkey.

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     On broad-based strength across Latin America, and particularly in Venezuela, Brazil and Argentina, first-quarter sales in the region grew 24% in dollars and 17% in local currency. Units increased 12%, with all major markets contributing to the gain, especially Brazil, where units rose 14%. Active Representatives were up 8% in the region. Operating profit increased 37%, driven primarily by leverage from higher sales and savings from Business Transformation initiatives. Operating margin expanded to 19.8%, up 190 basis points, on top of a 200 basis-point gain in the prior-year quarter.

     The Asia Pacific region posted first quarter sales growth of 17% (10% in local currencies) on 15% and 5% increases in units and active Representatives, respectively. Operating profit rose 27%, in part due to benefits from Business Transformation initiatives in the region. Operating margin increased to 17.1%, up 130 basis points year over year, on top of a 350 basis-point improvement in the first quarter of 2003. China, targeted as one of Avon’s top growth prospects, continued as the largest contributor to the region’s growth.

     Avon will conduct a conference call on Friday, April 30, 2004, at 10 a.m. New York time to discuss the results for the quarter and its outlook for the rest of 2004. The conference call will be webcast live and can be accessed at www.avoninvestor.com.

     Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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Cautionary Statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon Products, Inc. (“Avon” or the “Company”) to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia and Central and Eastern Europe; the Company’s ability to implement its business strategies and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its information systems initiatives; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three months ended March 31		Percent Change

	2004	2003

Net sales	$1,751.2	$1,465.7	19%
Other revenue	23.4	15.7

Total revenue	1,774.6	1,481.4	20%

Cost of sales (1)	662.2	574.2
Marketing, distribution and
administrative expenses (1)	883.0	743.6

Operating profit	229.4	163.6	40%

Interest expense	6.1	9.9
Interest income	(4.5)	(2.5)
Other expense, net (2)	3.2	1.8

Total other expenses	4.8	9.2

Income before taxes and minority interest	224.6	154.4	45%
Income taxes	73.9	54.0

Income before minority interest	150.7	100.4
Minority interest	(2.6)	(1.5)

Net income	$148.1	$98.9	50%

Earnings per share:
Basic	$.63	$.42	50%

Diluted (3)	$.62	$.42	48%

Average shares outstanding:
Basic	235.78	235.09
Diluted	238.30	243.82

Notes:

(1) 2003 includes expenses of $18.2 to reposition the beComing brand, primarily severance costs, inventory and asset writedowns and related expenses.

(2) For the three months ended March 31, 2004 and 2003, Other expense, net includes foreign exchange losses of $2.0 and $1.1, respectively.

(3) For purposes of calculating diluted earnings per share for the three months ended March 31, 2003 after tax interest expense of $2.7 applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31 2004	December 31 2003

Cash, including cash equivalents	$562.0	$694.0
Accounts receivable, net	601.0	599.8
Inventories	694.3	653.4
Prepaid expenses and other	291.2	278.9

Total current assets	2,148.5	2,226.1

Property, plant and equipment, net	852.6	855.6
Other assets	501.9	480.6

Total assets	$3,503.0	$3,562.3

Debt maturing within one year	$235.2	$244.1
Accounts payable	392.9	400.1
Other current liabilities	863.9	943.5

Total current liabilities	1,492.0	1,587.7

Long-term debt	898.0	877.7
Other non-current liabilities	693.5	725.6

Total shareholders' equity	419.5	371.3

Total liabilities and shareholders' equity	$3,503.0	$3,562.3

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three months ended March 31

	2004	2003

Cash Flows from Operating Activities:
Net income	$148.1	$98.9
Depreciation and amortization	32.8	30.3
Provision for doubtful accounts	35.5	30.1
Provision for obsolescence	18.8	12.1
Deferred income taxes	(5.7)	0.9
Other	(0.9)	12.0

Changes in assets and liabilities:
Accounts receivable	(34.8)	(0.7)
Inventories	(63.8)	(94.6)
Prepaid expenses and other	(9.2)	(13.9)
Accounts payable and accrued liabilities	(37.3)	(74.6)
Income and other taxes	(51.0)	(7.2)
Non-current assets and liabilities	(44.3)	(32.7)

Net cash (used) by operating activities	(11.8)	(39.4)

Cash Flows from Investing Activities:
Capital expenditures	(30.4)	(25.8)
Disposal of assets	2.6	2.2
Other investing activities	7.9	(0.5)

Net cash (used) in investing activities	(19.9)	(24.1)

Cash Flows from Financing Activities:
Cash dividends	(66.9)	(51.6)
Total debt, net change	(9.7)	(3.7)
Repurchase of common stock	(59.7)	(52.1)
Proceeds from exercise of stock options, net of taxes	45.4	17.2
Other financing activities	(0.2)	0.5

Net cash (used) in financing activities	(91.1)	(89.7)

Effect of exchange rate on cash	(9.2)	(0.9)

Net (decrease) in cash and equivalents	$(132.0)	$(154.1)

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FIRST QUARTER 2004 - THREE MONTHS ENDED 3/31/04

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 1Q03	% var. vs 1Q03		% var. vs 1Q03	2004 percent	% var. vs 1Q03	% var. vs 1Q03

North America	$607.4	7%	7%	$96.0	16%	15.4%	4%	3%
US	536.6	7	7	90.3	-7	16.4	3	2
International	1,143.8	27	18	218.2	50	19.0	15	10
Latin America	444.1	24	17	87.9	37	19.8	12	8
Europe	451.3	38	24	87.1	84	19.2	20	18
Pacific	248.4	17	10	43.2	27	17.1	15	5
Total from Operations	1,751.2	19	14	314.2	38	17.7	12	9
Global Expenses	-	-	-	(84.8)	-32	-	-	-
Consolidated	$1,751.2	19%	14%	$229.4	40%	12.9%	12%	9%

CATEGORY SALES (US$)

				Consolidated			US

					% var. vs 1Q03			% var. vs 1Q03

Beauty (cosmetics/fragrances/toiletries)				$1,211.4	23%		$305.9	8%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				310.1	11		137.7	8
Beyond Beauty (home products/gift and decorative/candles)				229.7	12		93.0	3

				$1,751.2	19%		$536.6	7%